Exhibit 5
ESANU KATSKY KORINS & SIGER, LLP
605 THIRD AVENUE
NEW YORK, NEW YORK 10158-0038
(212) 953-6000
FACSIMILE: (212) 953-6899

July 28, 2005

Adsouth Partners, Inc.
1515 N. Federal Highway, Suite 418
Boca Raton, FL 33432

Re:	Adsouth Partners, Inc.

Ladies and Gentlemen:

We refer to the registration statement on Form SB-2, File No. 333-126856 (the “Registration Statement”), filed under the Securities Act of 1933, as amended (the “Act”), by Adsouth Partners, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission covering the 25,465,898 shares of the Company’s common stock, par value $.0001 per share (“Common Stock”), issued or issuable to the selling stockholders named therein.

We have examined the originals or photocopies or certified copies of such records of the Company, certificates of officers of the Company and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination described above, we are of the opinion that the shares of Common Stock registered pursuant to the Registration Statement are duly authorized and either issued or, if not issued on the date of this opinion, when issued in the manner provided for in the Certificate of Designation with respect to the Series B Convertible Preferred Stock, par value $.0001 per share, the terms of the respective warrants and the terms of any other underlying instruments, will be validly issued, fully paid and non-assessable. We are admitted to practice only in the State of New York, and the scope of this opinion is limited to the laws of the State of Nevada relating to corporations (Title 7, Chapter 78 of the Nevada Revised Statutes), including all applicable provisions of the Nevada constitution and reported decisions interpreting these laws.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are experts or are otherwise in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, ESANU KATSKY KORINS & SIGER, LLP